Exhibit 10.2

National General Holdings Corp. 2019 Omnibus Incentive Plan
GRANT NOTICE NON-QUALIFIED STOCK OPTION

National General Holdings Corp. (the “Company”) hereby grants to the Participant named below the non-qualified stock option (the “Option”) pursuant to the National General Holdings Corp. 2019 Omnibus Incentive Plan (the “Plan”) to purchase any part or all of the number of Shares that are covered by this Option at the Exercise Price per share specified below upon your exercise of the Option at any time during the Exercise Period. Your right to purchase Shares under the Option is subject to the Vesting Schedule specified below. You may not purchase Shares under the Option after the Expiration Date specified below. This Option is not intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended.

This Option is subject to all of the terms and conditions as set forth in this Grant Notice, the Non-qualified Stock Option Agreement (the “Agreement”) and the Plan. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan or the Agreement.

Participant Name:
Grant Date:
Number of Shares Subject to the Option:
Exercise Price Per Share:
Vesting Schedule:
Expiration Date:

Additional Terms/Acknowledgements: By accepting your grant electronically, the undersigned Participant acknowledges receipt of, and understands and agrees to the terms set forth in this Grant Notice, the Award Agreement and the Plan and agrees that this Grant Notice, the Award Agreement and the Plan and supersede all prior oral and written Award Agreements on that subject.

Attachments: Non-qualified Stock Option Award Agreement and National General Holdings Corp. 2019 Omnibus Incentive Plan

National General Holdings Corp. 2019 Omnibus Incentive Plan
NON-QUALIFIED STOCK OPTION AWARD AGREEMENT

Pursuant to your Non-qualified Stock Option Grant Notice (“Grant Notice”) and this Non-qualified Stock Option Agreement (the “Agreement”), the National General Holdings Corp. (the “Company”) has granted you an Option under its 2019 Omnibus Incentive Plan (the “Plan”) to purchase the number of Shares of the Company's common stock indicated in your Grant Notice at the Exercise Price indicated in your Grant Notice.

Capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan or your Grant Notice.

The details of your Option are as follows:

1.	Non-qualified Stock Option. The Option is not intended to be an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

2.
Term: The term of your Option will expire at the close of business on the Expiration Date (no later than the 10th anniversary of the Grant Date). Your Option will expire earlier if you incur a Termination of Service, as described below.

3.
Vesting. You must be employed by the Company continuously through and up to a Vesting Date specified in your Grant Notice to vest in the portion of your Option as specified in the Vesting Schedule. If you incur a Termination of Service prior to a Vesting Date, then you will forfeit the nonvested portion of your Option that you then hold on the date of such Termination of Service, except as otherwise expressly provided in Sections 5, 7 and 8 below. Your Option is only exercisable before it expires and then only with respect to the vested portion of the Option. You may exercise this Option, in whole or in part, to purchase a whole number of vested shares in accordance with the Plan and this Agreement.

4.
Number of Shares and Exercise Price. The number of Shares subject to your Option and your Exercise Price per share referenced in your Grant Notice may be adjusted from time to time to reflect the impact of certain corporate transactions and events as specified in Section 4.3 of the Plan.

5.
Termination of Service not Due to Death, Disability, Retirement or Cause. If you incur a Termination of Services for reasons other than Death, Disability, Retirement or Cause, then your Option will expire at the close of business at Company headquarters on the 90th day after your termination date (or the next business day if the 90th day after your termination date falls on a weekend or holiday). If you die during the 90-day period in connection with a regular termination of Employment described above, and a vested portion of your Option has not yet been exercised, then your Option will instead expire on the date 12 months after your termination date.

6.
Termination for Cause. If you incur a Termination of Service for Cause, then you shall immediately forfeit all rights to your Option and the Option shall expire immediately upon your Termination of Service.

7.	Effect of Termination of Service Prior to Vesting Date.

a.
Termination of Service due to death or Disability. If you incur a Termination of Service because of your death or Disability, your Option will automatically vest as to the portion of the Option that would have vested had you remained an Employee for the 12-month period immediately following your death or Disability, as applicable, and your Option will expire at the close of business at Company headquarters on the date twelve (12) months after the date of death or Disability, as applicable (or the next business day if the date twelve (12) months after the date of death falls on a weekend or holiday). The remaining portion of your Option that remains unvested at the time of your death or Disability will be forfeited. In the case of your death, your Beneficiary may exercise the vested portion of your Option during the twelve (12) month period following your death.

b.	Termination of Service by reason of Retirement. If you incur a Termination of Service by reason of

Retirement prior to a Vesting Date, your Option will automatically vest as to the portion of the Option that would have vested had you remained an Employee for the 12-month period immediately following your Retirement and your Option, to the extent then vested, will expire at the close of business at Company headquarters on the date twelve (12) months after the date of your Retirement (or the next business day if the date 12 months after the date of your retirement falls on a weekend or holiday). The remaining portion of your Option that remains unvested at the time of your Retirement will be forfeited. For purposes of this Award Agreement the term “Retirement” shall mean your voluntary Termination of Service on or after the date the you have (i) completed at least five (5) years of continuous service as an Employee and either (A) attained at least age sixty-five (65) and or (B) attained at least age fifty-five (55) and the Committee consents to treat your Termination of Service as a Retirement.

8.	Effect of a Change in Control Prior to a Vesting Date. The treatment of any nonvested Options that you hold upon a Change in Control will be determined under Article 16 of the Plan.

9.	Exercise.

a.
You may exercise the vested portion of your Option during its Term by delivering a Notice of Exercise (in a form designated by the Company) together with the Exercise Price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require. By exercising your Option, you agree that as a condition to any exercise of your Option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of the exercise of your Option. You may exercise your Option only for whole Shares.

b.
Notwithstanding anything to the contrary contained herein, you may not exercise your Option unless Shares issuable upon such exercise are then registered under the Securities Act or, if such Shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. The exercise of your Option also must comply with other applicable laws and regulations governing your Option, and you may not exercise your Option if the Company determines that such exercise would not be in material compliance with such laws and regulations.

10.
Method of Payment. Payment of the Exercise Price is due in full upon exercise of all or any part of your Option. You may elect to make payment of the Exercise Price in any one or more of the following methods:

a.	In cash or its equivalent.

b.	By a broker-assisted cashless-exercise program developed under Regulation T as promulgated by the Federal Reserve Board.

c.
By delivery to the Company (either by actual delivery or attestation) of already-owned Shares that are owned free and clear of any liens, claims, encumbrances or security interests, and that are valued at Fair Market Value on the date of exercise. Notwithstanding the foregoing, you may not exercise your Option by tender to the Company of Shares to the extent such tender would violate the provisions of any law, regulation or agreement restricting the redemption of Shares.

d.	By authorizing the Company to withhold Shares otherwise issuable upon the exercise of the Option having an aggregate Fair Market Value at the time of exercise equal to the Exercise Price.

e.	By any other method as otherwise permitted by the Committee.

11.
Delivery of Shares. Shares will be delivered to you in accordance with this Section 11; provided, however, the Company shall not be obligated to deliver Shares to you if (a) you have not satisfied all applicable tax withholding obligations, (b) Shares are not properly registered or subject to an applicable exemption therefrom,

(c) Shares are not listed on the stock exchanges on which Company Shares are otherwise listed, or (d) the Company determines that the delivery of Shares would violate any federal or state securities or other applicable laws. Shares will be delivered to you by book-entry credit to an account in your name established by the Company with the Company’s transfer agent or a brokerage account established by you with the Company’s plan administrator. You shall not acquire or have any rights as a shareholder of the Company until Shares issuable hereunder are actually issued and delivered to you in accordance with the Award Agreement.

12.
Forfeiture and Recoupment. You agree that (i) your nonvested Option is subject to potential forfeiture as provided for under Section 21.1 of the Plan, which is in addition to the potential forfeiture of your nonvested Option in accordance with this Award Agreement and (i) any Award Gain you realized upon the exercise of your Option is subject to recoupment (or demand for repayment) by the Company as provided for under Section 21.1 of the Plan.

13.
Restrictive Covenants. You acknowledge you have read and understood the restrictive covenants set forth in Sections 21.1(c)(i) (non-competition; non-solicitation), 21.1(c)(ii) (non-disclosure) and 21.1(c)(iii) (litigation cooperation) of the Plan. You agree that these restrictive covenants are reasonable as to scope, geography and duration and further agree to be bound by these restrictive covenants. You also acknowledge you have read and understood your protected rights set forth in 21.1(j) of the Plan.

14.
Restrictions on Resales of Shares. The Company may impose such restrictions, conditions, and limitations as it determines appropriate as to the timing and manner of any resales by you or other subsequent transfers by you of any Shares issued as a result of the settlement of your Option, including (a) restrictions under an insider trading policy, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by you and other Option holders, and (c) restrictions as to the use of a specified brokerage firm for such resales or other transfers.

15.	Tax Withholding Obligations.

a.
At the time your Option are is exercised, you hereby authorize withholding from payroll and any other amounts payable to you by the Company, and otherwise agree to make adequate provision for, any sums required to satisfy the federal, state, local and foreign tax withholding obligations (“Withholding Obligations”) of the Company, if any, which arise in connection with the exercise of your Option.

b.
The Company may withhold from fully vested Shares otherwise issuable to you upon the exercise of your Option a number of whole Shares having a Fair Market Value, determined by the Company as of the date of settlement, at least equal to the minimum statutory amount of tax required to be withheld by law but in no event in excess of the maximum statutory amount of tax that is permitted to be withheld by law.

16.
Tax Consequences. You hereby agree that the Company does not have a duty to design or administer the Plan or its other compensation programs in a manner that minimizes your tax liabilities. You shall not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from your Option or your other compensation.

17.	Transferability.

a.
Restrictions on Transfer. Your Option may not be sold, transferred, pledged, assigned, exchanged, encumbered, or otherwise alienated or hypothecated, except (i) by will or by the laws of descent and distribution; (ii) to the extent permitted by the Plan and allowed under applicable law and approved by the Committee in its sole discretion; or (iii) pursuant to a domestic relations order.

b.
Beneficiary Designation. You may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Award Agreement is to be paid in case of your death before you receive any or all of such benefit. Each such designation shall revoke all prior designations by you, shall be in a form prescribed by the Company, and will be effective only when filed by you in writing with the Secretary of the Company during your lifetime. In the absence of any such designation, benefits remaining unpaid at the time of your death shall be paid to your estate.

18.
Securities Laws. This Award Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required, or the Committee determines are advisable. You agree to take all steps that the Company determines are necessary to comply with all applicable provisions of federal and state securities law in exercising your rights under this Award Agreement. The Committee may impose such restrictions on any Shares acquired by you under the Award Agreement as it may deem necessary or advisable, under applicable federal securities laws, the requirements of any stock exchange or market upon which such Shares are then listed or traded or any blue sky or state securities laws applicable to such Shares. In addition, the Shares shall be subject to any trading restrictions, stock holding requirements or other policies in effect from time to time as determined by the Committee.

19.
Data Privacy. To administer the Plan, the Company may process personal data about you. Such data includes the information provided in this Award Agreement, other appropriate personal and financial data about you such as home address and business addresses and other contact information, payroll information and any other information deemed appropriate by the Company to facilitate the administration of the Plan. By accepting this award, you consent to the Company’s processing of such personal data and the transfer of such data outside the country in which you work or are employed, including, with respect to non-U.S. residents, to the United States, to transferees who shall include the Company and other persons designated by the Company to administer the Plan.

20.	No Right to Continued Employment or Further Awards.

a.
Neither the Plan nor this Award Agreement shall (i) alter your status as an “at-will” employee of the Company; (ii) be construed as giving you any right to continue in the employ of the Company; or (iii) be construed as giving you any right to be reemployed by the Company following any Termination of Service. The Termination of Service provisions in this Award Agreement shall solely apply to the treatment of your Option as specified herein and shall not otherwise affect your employment relationship with the Company.

b.
The Company has granted your Option solely in its sole discretion. Your Grant Notice, this Award Agreement and the Plan do not confer to you any right or entitlement to receive another grant of Option, or any other similar award at any time in the future or in respect of any future period. Your Option grant does not confer on you any right or entitlement to receive compensation in any specific amount for any future fiscal year, and does not diminish in any way the Company’s discretion to determine the amount, if any, of your compensation.

21.
Notices. Any notice required or permitted to be given under this Award Agreement, or Grant Notice or the Plan shall be in writing and shall be deemed to have been given when delivered personally or by courier, or sent by certified or registered United States mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently by similar process give notice of:

If to the Company:
National General Holdings Corp.
59 Maiden Lane Floor 38th Floor
New York, NY 10038
Attn.: Corporate Secretary

If to the Employee:
To the last address on file with the Company or to the last address delivered to the Company by the Employee in the manner set forth herein.

22.	General Provisions.

a.
Headings. The headings preceding the text of the sections this Award Agreement are inserted solely for convenience of reference, and shall not constitute a part of Award Agreement, nor shall they affect its meaning, construction, or effect.

b.
Severability. If any provision of this Award Agreement is declared to be illegal, invalid, or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid, and enforceable, or otherwise deleted, and the remainder of the provisions of this Award Agreement shall not be affected except to the extent necessary to reform or delete such illegal, invalid, or unenforceable provision.

c.
Governing Documents. This Award Agreement is subject to all of the terms and conditions as set forth in your Grant Notice and the Plan, all of which are incorporated herein in their entirety. Your Grant Notice, this Award Agreement and the Plan constitute the entire understanding between you and the Company regarding the Option. Any prior Award Agreements, commitments or negotiations concerning the Option are superseded. In the event of any conflict between the provisions of your Grant Notice and this Award Agreement and those of the Plan, the provisions of the Plan shall control.

d.
Binding on Parties. The provisions of this Award Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors and assigns.

e.
Applicable Law. Your Grant Notice and this Award Agreement shall be governed, construed, interpreted, and administered solely in accordance with the laws of the state of Delaware, without regard to principles of conflicts of law, with consent of jurisdiction by you in the State of New York.

f.	Rescission of Award Agreement and Option Grant. Your Option granted under this Award Agreement may be rescinded if necessary to ensure compliance with federal, state or other applicable laws.

g.
Administration of Option. All questions arising under your Grant Notice, this Award Agreement and the Plan shall be decided by the Committee in its total and absolute discretion. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of your Grant Notice, this Award Agreement and the Plan; all such determinations shall be binding upon you and your successors.

h.
No Shareholder Rights. You have no rights as a shareholder of the Company unless and until the Stock relating to your exercise of your Option has been issued to you (or an appropriate book entry has been made). Except as described in the Plan, no adjustments are made for dividends or other rights if the applicable record date occurs before your Stock is issued (or an appropriate book entry has been made).

i.
Consent to Electronic Delivery. Certain statutory materials relating to the Plan may be delivered to you in electronic form. By accepting this grant, you consent to electronic delivery and acknowledge receipt of these materials, including the Plan.

This Award Agreement is not a stock certificate or a negotiable instrument.